As Filed with the Securities and Exchange Commission on  October 7, 2011

Registration No. 333-176424

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE
AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

POSITIVEID CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	06-1637809
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
(561) 805-8008
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

William J. Caragol
Chief Executive Officer
PositiveID Corporation
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
Phone: (561) 805-8008
Fax: (561) 805-8001
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all correspondence to:

Tammy Knight, Esq.
Holland & Knight LLP
515 East Las Olas Boulevard, Suite 1200
Fort Lauderdale, Florida 33301
Phone: (954) 525-1000
Fax: (954) 463-2030

From time to time after this Registration Statement becomes effective.
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value	3,700,000	$0.28(2)	$1,036,000(2)	$120.28(3)
Common Stock, $0.01 par value	121,429	$0.14(4)	$17,000(4)	$1.97(5)

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

(2)
Pursuant to Rule 457(c) of the Securities Act of 1933, as amended, the proposed offering price and registration fee were calculated on the basis of the average of the high $0.30 and low $0.25 trading prices for the common stock on August 18, 2011, as reported on the Nasdaq Capital Market.

(3)
A filing fee in the amount of $120.28 was previously paid on August 22, 2011 with the filing of the Registration Statement on Form S-3 (File No. 333-176424), to which this Pre-Effective Amendment No.1 relates.

(4)
Pursuant to Rule 457(c) of the Securities Act, the proposed offering price and registration fee were calculated on the basis of the average of the high $0.14 and low $0.13 trading prices for the common stock on October 6, 2011, as quoted on the OTC Bulletin Board.

(5)	A registration fee of $1.97 is being paid herewith in connection with the registration of an additional 121,429 shares of common stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these shares until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED  OCTOBER 7, 2011

POSITIVEID CORPORATION

3,821,429
Shares of
Common Stock

This prospectus relates to the resale from time to time of a total of up to 3,821,429 shares of our common stock, par value $0.01 per share, by the selling stockholders described in the section entitled “Selling Security Holders” beginning on page 15 of this prospectus.

The selling stockholders may offer and sell any of the shares of common stock from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the shares. For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section entitled “Plan of Distribution” beginning on page 18 of this prospectus. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. We will pay all expenses incurred in effecting the registration statement of which this prospectus constitutes a part.

Our shares of common stock are quoted on the OTC Bulletin Board under the symbol “PSID.” On  September 30, 2011, the last reported sale price of our common stock was $0.17 per share.

Our principal executive offices are located at 1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445, and our telephone number is (561) 805-8008.

INVESTING IN THESE SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS BEFORE PURCHASING THE COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _________, 2011.

ABOUT THIS PROSPECTUS

Unless the context requires otherwise, in this prospectus, we use the terms “PositiveID,” “the Company,” “we,” “us,” “our” and similar references to refer to PositiveID Corporation, formerly known as VeriChip Corporation, and its subsidiaries.

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

We have not authorized anyone to give any information or to make any representation concerning this offering except the information and representations which are contained in this prospectus or which are incorporated by reference in this prospectus. If anyone gives or makes any other information or representation, you should not rely on it. This prospectus is not an offer to sell, or a solicitation of an offer to purchase, any securities other than those to which it relates, nor does it constitute an offer to sell or a solicitation of an offer to purchase by any person in any circumstances in which an offer or solicitation is unlawful. You should not interpret the delivery of this prospectus or any sale made hereunder as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that the information in this prospectus may change after this date.

POSITIVEID CORPORATION

The  Securities and Exchange Commission, or the SEC, allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update, supplement and/or supersede the information in this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read the following summary together with the more detailed information regarding our Company, our common stock and our financial statements and notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference.

Overview

We have historically developed, marketed and sold radio frequency identification, frequently referred to as RFID, systems used for the identification of people in the healthcare market. Beginning in the fourth quarter of 2009, with the acquisition of Steel Vault Corporation, or Steel Vault, we focused our strategy to provide unique health and security identification tools to protect consumers and businesses, operating in two key segments: HealthID and ID Security.  Beginning in early 2011, we further focused our strategy on the growth of our HealthID segment, including the continued development of our GlucoChip, our Easy Check breath glucose detection device, our iglucose wireless communication system, and potential strategic acquisition opportunities of businesses that are complementary to our HealthID business.

In May 2011 and consistent with this strategy, we acquired MicroFluidic Systems, or MicroFluidic, pursuant to which MicroFluidic became a wholly-owned subsidiary of the Company.  MicroFluidic specializes in the production of automated instruments for a wide range of applications in the detection and processing of biological samples, ranging from rapid medical testing to airborne pathogen detection for homeland security. Since its inception, MicroFluidic has received over $45 million in U.S. Government contracts, primarily from the Department of Homeland Security. MicroFluidic’s substantial portfolio of intellectual property related to sample preparation and rapid medical testing applications are complementary to our portfolio of virus detection and diabetes management products.

HealthID Segment

Our HealthID segment is currently focused on the development of three products: (1) the GlucoChip, a glucose-sensing microchip, based on our proprietary intellectual property which is being developed in conjunction with Receptors LLC, or Receptors, (2) iglucose, a stand-alone, self-contained unit that automatically queries a diabetic user’s data-capable glucometer for blood glucose data and sends that data via machine-to-machine technology to the iglucose online database, and (3) Easy Check, a non-invasive breath glucose detection system, based on the correlation of acetone in exhaled breath to blood glucose levels.

In July 2011, we submitted a 510(k) pre-market notification application for our iglucose wireless communication system to the U.S. Food and Drug Administration, or FDA. We expect to obtain clearance by the FDA by the end of 2011 and to launch iglucose commercially in early 2012.

Our HealthID segment also includes the VeriMed system, which uses an implantable passive RFID microchip (the “VeriChip”) that is used in patient identification applications. Each implantable microchip contains a unique verification number that is read when it is scanned by our scanner. In October 2004, the FDA cleared our VeriMed system for use in medical applications in the United States. We have not actively marketed the VeriMed system since early 2008.

ID Security Segment

Our ID Security segment included our Identity Security suite of products, sold through our NationalCreditReport.com brand and our Health Link personal health record, or PHR, business. Our NationalCreditReport.com business was acquired in conjunction with the acquisition of Steel Vault in November 2009. NationalCreditReport.com offered consumers a variety of identity security products and services primarily on a subscription basis. These services helped consumers protect themselves against identity theft or fraud and understand and monitor their credit profiles and other personal information, which included credit reports, credit monitoring and credit scores. In the first quarter of 2010, the Company re-launched its Health Link PHR business. The Company focused its marketing efforts on partnering with healthcare providers and exchanges, physicians groups, Electronic Medical Record system vendors, and insurers to use Health Link as PHR provided to their patients. We are not currently actively marketing the Health Link PHR business.

Beginning in early 2011, in connection with our focus on our HealthID businesses, we began to limit our activities in our ID Security segment.  In early 2011, we ceased acquiring new subscribers to our NationalCreditReport.com business, and in the second quarter of 2011 we began actively marketing the business for sale. In July 2011, we completed the sale of substantially all of the assets of NationalCreditReport.com for $750,000 in cash.

Our principal executive offices are located at PositiveID Corporation, 1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445, and our telephone number is (561) 805-8008.

The Offering

Common stock offered by the selling security holders	3,821,429 shares(1)

Common stock outstanding after this offering	47,688,494 (2) shares as of September 30, 2011

Use of proceeds	We will not receive any proceeds from the sale of shares of our common stock by the selling security holders listed in this prospectus under “Selling Security Holders.”

Market price of common stock	The market price of shares of our common stock has ranged from a high of $1.09 to a low of $0.12 during the 12 months preceding the date of this prospectus.

Risk factors	See “Risk Factors” beginning on page 4, for a discussion of factors you should carefully consider before deciding to invest in our common stock.

OTC Bulletin Board symbol	PSID

(1)
An aggregate of 3,821,429 shares of our common stock, par value $0.01 per share, held by the selling stockholders described in the section entitled “Selling Security Holders” beginning on page 15 of this prospectus.

(2)	The number of shares of our common stock outstanding after this offering is based on 47,688,494 shares outstanding as of September 30, 2011, which excludes:

•	4,443,992 shares of our common stock issuable upon exercise of outstanding stock options having a weighted average exercise price of $1.54 per share, under and outside of our stock plans;

•
6,016,019 additional shares of our common stock reserved for future issuance under the VeriChip Corporation 2002 Flexible Stock Plan, VeriChip Corporation 2005 Flexible Stock Plan, VeriChip Corporation 2007 Stock Incentive Plan, VeriChip Corporation 2009 Stock Incentive Plan, PositiveID 2011 Stock Incentive Plan, and SysComm International Corporation 2001 Flexible Stock Plan;

•	304,000 shares of our common stock issuable upon exercise of outstanding warrants having a weighted average exercise price of $0.65 per share;

•
Shares of restricted common stock issuable to our chairman of the board pursuant to his amended employment and non-compete agreement dated September 30, 2011, currently expected to total 18,064,947 shares; and

•	Shares of our common stock issuable upon conversion of the Series C Preferred Stock, Series F Preferred Stock and Series G Preferred Stock.

Unless otherwise stated, outstanding share information throughout this prospectus excludes such outstanding preferred stock and options and warrants to purchase shares of common stock and shares available for issuance.

RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors discussed in the sections entitled “Risk Factors” contained in any applicable prospectus supplement and our filings with the SEC and incorporated by reference in this prospectus, such as the risk factors under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 on file with the SEC, together with all of the other information contained in this prospectus, or any applicable prospectus supplement. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described in our SEC filings or any prospectus supplement or any additional risks and uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline, and you might lose all or part of your investment.

Risks Related to the Operations and Business of PositiveID

We have a history of losses and expect to incur additional losses in the future. We are unable to predict the extent of future losses or when we will become profitable.

For the year ended December 31, 2010 and the six months ended June 30, 2011, we experienced net losses of $15.9 million and $5.7 million, respectively, and our accumulated deficit at June 30, 2011 was $75.4 million. We expect to continue to incur operating losses for the near future. Our ability in the future to achieve or sustain profitability is based on a number of factors, many of which are beyond our control. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods.

Our long-term capital needs may require additional sources of capital, and there can be no assurances that we will be successful in negotiating additional sources of long-term capital.

Our long-term capital needs may require additional sources of equity or credit. There can be no assurances any future tranches will close under the Stock Purchase Agreement, Common Stock Purchase Agreement or Preferred Stock Purchase Agreement with Ironridge Global IV, Ltd., or Ironridge, or that we will be successful in negotiating additional sources of equity or credit for our long-term capital needs.  Our inability to have continuous access to such financing at reasonable costs could materially and adversely impact our financial condition, results of operations and cash flows.

We failed to meet applicable NASDAQ Stock Market listing requirements and as a result our stock has been delisted by the NASDAQ Stock Market and is now quoted on the OTC Bulletin Board, which could adversely affect the market liquidity of our common stock and harm our business.

On August 31, 2011, we received notification from the Nasdaq Hearings Panel, or the Panel, that the Panel determined to delist our shares from The Nasdaq Stock Market and that trading of our common stock would be suspended from The Nasdaq Capital Market effective at the open of trading on September 2, 2011, in connection with a bid price deficiency. Previously, we received a Nasdaq Staff Determination indicating that we had not regained compliance with the $1.00 minimum bid price requirement for continued listing as set forth in Nasdaq Marketplace Rule 5550(a)(2), and that our securities were, therefore, subject to delisting. On or about August 11, 2011, we were granted a temporary extension of time, as permitted under Nasdaq's Listing Rules, to comply with the $1.00 per share minimum bid price requirement for continued listing, which is typically accomplished by means of a reverse stock split. On August 26, 2011, we received the requisite favorable vote of our stockholders with respect to the proposal to authorize our Board of Directors, in their discretion, to amend our certificate of incorporation to effect a reverse stock split of our common stock; however, for reasons previously disclosed in our Current Report on Form 8-K filed with the SEC on August 29, 2011, our Board of Directors decided to not effect a reverse stock split.

On September 2, 2011, our common stock began trading on the OTC Bulletin Board under the trading symbol PSID. We will continue to file periodic reports with the Securities and Exchange Commission in accordance with the requirements of Section 12(g) of the Securities Exchange Act of 1934, as amended.  However, delisting could adversely affect the market liquidity of our common stock and harm our business and may hinder or delay our ability to consummate potential strategic transactions or investments.  The delisting could also adversely affect our ability to obtain financing for the continuation of our operations and could result in the loss of confidence by investors, suppliers and employees.

We may experience difficulties in integrating MicroFluidic's business and realizing the expected benefits of the acquisition of MicroFluidic.

Our ability to achieve the benefits we anticipate from the acquisition of MicroFluidic will depend in large part upon whether we are able to integrate MicroFluidic's business into our business in an efficient and effective manner. Because our business and the business of MicroFluidic differ, we may not be able to integrate MicroFluidic's business smoothly or successfully and the process may take longer than expected. The integration of certain operations and the differences in operational culture may require the dedication of significant management resources, which may distract management's attention from day-to-day business operations. If we are unable to successfully integrate the operations of MicroFluidic's business into our business, we may be unable to realize the revenue growth, synergies and other anticipated benefits we expect to achieve as a result of the acquisition of MicroFluidic and our business and results of operations could be adversely affected.

MicroFluidic's government contracts and subcontracts are generally subject to a competitive bidding process that may affect our ability to win contract awards or renewals in the future.

MicroFluidic has submitted, or is the process of submitting, bids on various potential U.S. Government contracts totaling in excess of $30 million, the majority of which are expected to be awarded in 2011.  We bid on government contracts through a formal competitive process in which we may have many competitors. If awarded, upon expiration, these contracts may be subject, once again, to a competitive renewal process if applicable. We may not be successful in winning contract awards or renewals in the future. Our failure to renew or replace existing contracts when they expire could have a material adverse effect on our business, financial condition, or results of operations.

Contracts and subcontracts with U.S. government agencies that we may be awarded will be subject to competition and will be awarded on the basis of technical merit, personnel qualifications, experience, and price. Our business, financial condition, and results of operations could be materially affected to the extent that U.S. government agencies believe our competitors offer a more attractive combination of the foregoing factors. In addition, government demand and payment for our products may be affected by public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting demand for our products.

Future sales of capital stock may cause our stock price to fall, including sales of shares to Ironridge pursuant to the Stock Purchase Agreement, Common Stock Purchase Agreement, and Preferred Stock Purchase Agreement and the resale of such shares by Ironridge.

The market price of our common stock could decline as a result of sales by our existing stockholders of shares of common stock in the market, or the perception that these sales could occur. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate. As of  September 30, 2011, we had 47,688,494 shares of common stock outstanding (which includes 4,385,000 unvested shares of restricted stock granted to our employees), and we had warrants to purchase 304,000 shares of common stock and options to purchase 4,443,992 shares of common stock outstanding. All of the shares of common stock issuable upon exercise of our outstanding warrants and any vested options will be freely tradable without restriction under the federal securities laws unless purchased by our affiliates.

On July 28, 2011, we presented Ironridge with a notice to purchase $2.5 million shares of our common stock under the Common Stock Purchase Agreement (and in connection therewith issued 6,811,989 shares of our common stock) and presented Ironridge Global III, LLC with a notice to purchase $1.5 million in shares of Series F Preferred Stock, which are convertible into common stock (and in connection therewith have issued 630 shares of Series F Preferred Stock).  The shares of common stock Ironridge and Ironridge Global may receive under these agreements are freely tradable and Ironridge may promptly sell the shares we issue to them in the public markets. In addition, pursuant to the Stock Purchase Agreement, we may sell to Ironridge up to $4 million in shares of Series G Preferred Stock, which are convertible into our common stock, and up to $5.75 million in shares of our common stock.  This portion of the Ironridge financing is subject to the filing and effectiveness of a registration statement. Such sales, and the potential for such sales, could cause the market price of our shares to decline significantly. To the extent of any such decline, any subsequent draw downs that we request under the Stock Purchase Agreement would require the issuance of a greater number of shares to Ironridge. This may result in significant dilution to our stockholders.

We do not anticipate declaring any cash dividends on our common stock.

In July 2008 we declared, and in August 2008 we paid, a special cash dividend of $15.8 million on our capital stock. Any future determination with respect to the payment of dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business conditions, terms of financing arrangements and other factors that our board of directors may deem relevant. In addition, our Certificates of Designation for shares of Series C, Series F and Series G Preferred Stock prohibit the payment of cash dividends on our common stock while any such shares of preferred stock are outstanding.

Compliance with changing regulations concerning corporate governance and public disclosure may result in additional expenses.

There have been changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act, and new regulations promulgated by the SEC. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Our board members and executive officers could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could harm our business. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies, we could be subject to liability under applicable laws or our reputation may be harmed.

We depend on key personnel to manage our business effectively, and, if we are unable to hire, retain or motivate qualified personnel, our ability to design, develop, market and sell our systems could be harmed.

Our future success depends, in part, on certain key employees, including Scott R. Silverman, our chairman of the board, and William J. Caragol, our chief executive officer, as well as key technical and operations personnel, and on our ability to attract and retain highly skilled personnel. The loss of the services of any of our key personnel may seriously harm our business, financial condition and results of operations. In addition, the inability to attract or retain qualified personnel, or delays in hiring required personnel, particularly operations, finance, accounting, sales and marketing personnel, may also seriously harm our business, financial condition and results of operations. Our ability to attract and retain highly skilled personnel will be a critical factor in determining whether we will be successful in the future.

We will continue to incur the expenses of complying with public company reporting requirements.

We have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, which includes the filing with the SEC of periodic reports, proxy statements and other documents relating to our business, financial conditions and other matters, even though compliance with such reporting requirements is economically burdensome.

Directors, executive officers, principal stockholders and affiliated entities own a significant percentage of our capital stock, and they may make decisions that you do not consider to be in the best interests of our stockholders.

As of  September 30, 2011, our current directors and executive officers beneficially owned, in the aggregate, approximately 31.3% of our outstanding voting securities. In addition, we currently expect to issue 18,064,947 shares of restricted common stock to our chairman of the board pursuant to his amended employment and non-compete agreement dated September 30, 2011. As a result, if some or all of them acted together, they would have the ability to exert substantial influence over the election of the board of directors and the outcome of issues requiring approval by our stockholders. This concentration of ownership may also have the effect of delaying or preventing a change in control of PositiveID that may be favored by other stockholders. This could prevent transactions in which stockholders might otherwise recover a premium for their shares over current market prices.

Risks Related to Our Product Development Efforts

We and our development partner Receptors LLC are in the early stages of developing an in vivo glucose-sensing RFID microchip, the effectiveness of which is unproven.

We and our development partner, Receptors, are engaged in the research and development of applying Receptors’ patented AFFINITY by DESIGNTM CARATM platform to the research and development of an in vivo glucose-sensing RFID microchip. The effectiveness of this sensor/microchip system is yet to be determined. As a result, there can be no assurance that we and Receptors will be able to successfully employ this development-stage product as a diagnostic solution for the detection of glucose in vivo. Any failure to establish the efficacy or safety of this development-stage product could have a material adverse effect on our business, results of operations, and financial condition.

Our product research and development activities may not result in a commercially-viable in vivo glucose-sensing RFID microchip, Easy Check breath glucose detection system, or iglucose wireless communication device.

All of our products are in the early stages of development, and are therefore prone to the risks of failure inherent in diagnostic product development. We or Receptors may be required to complete and undertake significant clinical trials to demonstrate to the FDA that these products are safe and effective to the satisfaction of the FDA and other non-United States regulatory authorities for their respective, intended uses, or are substantially equivalent in terms of safety and effectiveness to existing, lawfully-marketed, non-premarket approved devices. Clinical trials are expensive and uncertain processes that often take years to complete. Failure can occur at any stage of the process, and successful early positive results do not ensure that the entire clinical trial or later clinical trials will be successful. Product candidates in clinical-stage trials may fail to show desired efficacy and safety traits despite early promising results. If the research and development activities of us or Receptors do not result in commercially-viable products, our business, results of operations, financial condition, and stock price could be adversely affected.

Even if the FDA or similar non-United States regulatory authorities grant us regulatory approval of a product, the approval may take longer than we anticipate and may be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for costly post-marketing follow up studies. Moreover, if we fail to comply with applicable regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

The success and timing of development efforts, clinical trials, regulatory approvals, product introductions, collaboration and licensing arrangements, any termination of development efforts and other material events could cause volatility in our stock price.

Volatility in our stock price will depend on many factors, including:

•	success or lack of success of the development partnership between us and Receptors and related development costs;

•
success or lack of success and timing of regulatory filings and approvals for the in vivo glucose-sensing RFID microchip, the Easy Check breath glucose detection system, and the iglucose wireless communication device;

•
success or lack of success and timing of commercialization and product introductions of the in vivo glucose-sensing RFID microchip, the Easy Check breath glucose detection system, and the iglucose wireless communication device;

•	introduction of competitive products into the market;

•	results of clinical trials for the in vivo glucose-sensing RFID microchip, the Easy Check breath glucose detection system, and the iglucose wireless communication device;

•	a finding that Receptors’ patented AFFINITY by DESIGNTM CARATM platform, the Easy Check breath glucose detection system, or the iglucose wireless communication device is invalid or unenforceable;

•	a finding that the in vivo glucose-sensing RFID microchip, the Easy Check breath glucose detection system, and the iglucose wireless communication device infringes the patents of a third party;

•	our ability to obtain a patent on the Easy Check breath glucose detection system and the iglucose wireless communication device;

•	payment of any royalty payments under licensing agreements;

•	unfavorable publicity regarding us, Receptors, or either of the companies’ products or competitive products;

•
termination of development efforts for the GlucoChip, which is the in vivo glucose-sensing RFID microchip, the Easy Check breath glucose detection system, or the iglucose wireless communication device;

•	timing of expenses we may incur with respect to any license or acquisition of products or technologies; and

•	termination of development efforts of any product under development or any development or collaboration agreement.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also significantly affect the market price of our common stock.

We anticipate future losses and may require additional financing, and our failure to obtain additional financing when needed could force us to delay, reduce or eliminate our product development programs or commercialization efforts.

We anticipate future losses and therefore may be dependent on additional financing to execute our business plan. In particular, we may require additional capital to continue to conduct the research and development and obtain regulatory clearances and approvals necessary to bring any future products to market and to establish effective marketing and sales capabilities for existing and future products. Our operating plan may change, and we may need additional funds sooner than anticipated to meet our operational needs and capital requirements for product development, clinical trials and commercialization. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available on a timely basis, we may terminate or delay the development of one or more of our products, or delay establishment of sales and marketing capabilities or other activities necessary to commercialize our products. Therefore, we do not know whether any planned development phases or clinical trials for the in vivo glucose-sensing RFID microchip, the Easy Check breath glucose detection system, or the iglucose wireless communication device will be completed on schedule, or at all. Furthermore, we cannot guarantee that any planned development phases or clinical trials will begin on time or at all.

Our future capital requirements will depend on many factors, including: the costs of expanding our sales and marketing infrastructure and manufacturing operations; the degree of success we experience in developing and commercializing the in vivo glucose-sensing RFID microchip, the Easy Check breath glucose detection system, and the iglucose wireless communication device; the number and types of future products we develop and commercialize; the costs, timing and outcomes of regulatory reviews associated with our current and future product candidates; the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending intellectual property-related claims; and the extent and scope of our general and administrative expenses.

Our future product development efforts may not yield marketable products due to results of studies or trials, failure to achieve regulatory approvals or market acceptance, proprietary rights of others or manufacturing issues.

Development of a product candidate requires substantial technical, financial and human resources. Our potential product candidates may appear to be promising at various stages of development yet fail to timely reach the market for a number of reasons, including: the lack of adequate quality or sufficient prevention benefit, or unacceptable safety during preclinical studies or clinical trials; our or our collaborative development partners’ failure to receive necessary regulatory approvals on a timely basis, or at all; the existence of proprietary rights of third parties; or the inability to develop manufacturing methods that are efficient, cost-effective and capable of meeting stringent regulatory standards.

Our industry changes rapidly as a result of technological and product developments, which may quickly render our product candidates less desirable or even obsolete. If we are unable or unsuccessful in supplementing our product offerings, our revenue and operating results may be materially adversely affected.

The industry in which we operate is subject to rapid technological change. The introduction of new technologies in the market, including the delay in the adoption of these technologies, as well as new alternatives for the delivery of products and services will continue to have a profound effect on competitive conditions in this market. We may not be able to develop and introduce new products, services and enhancements that respond to technological changes on a timely basis. If our product candidates are not accepted by the market as anticipated, if at all, our business, operating results, and financial condition may be materially and adversely affected.

If we or Receptors are unable to develop and later market the products under development in a timely manner or at all, or if competitors develop or introduce similar products that achieve commercialization before our products enter the market, the demand for our products may decrease or the products could become obsolete.

Our products will operate in competitive markets, where competitors may already be well established. We expect that competitors will continue to innovate and to develop and introduce similar products that could be competitive in both price and performance. Competitors may succeed in developing or introducing similar products earlier than us or Receptors, obtaining regulatory approvals and clearances for such products before our products are approved and cleared, or developing more effective products. In addition, competitors may have products that have already been approved or are in a stage of advanced development, which may achieve commercialization before our products enter the market.

If a competitor’s products reach the market before our products, they may gain a competitive advantage, impair the ability of us or Receptors to commercialize the products, or render the products obsolete. There can be no assurance that developments by competitors will not render our products obsolete or noncompetitive. Our financial performance may be negatively impacted if a competitor’s successful product innovation reaches the market before our products or gains broader market acceptance.

We believe that our products have certain technological advantages, but maintaining these advantages will require continual investment in research and development, and later in sales and marketing. There is no guarantee that we or Receptors will be successful in maintaining these advantages. Nor is there any guarantee that we or Receptors will be successful in completing development of our products in any clinical trials or in achieving sales of our products, or that future margins on such products will be acceptable.

Risks Occasioned by the Xmark Transaction

We will be unable to compete with Xmark’s business for four years from the date of closing.

We have agreed that, for a period of four years after the closing of the Xmark Transaction, or July 2012, we will not (i) directly or indirectly participate with, control or own an interest in any entity that is engaged in the business of manufacturing, selling, financing, supplying, marketing or distributing infant security systems, wander prevention systems, asset/personnel and identification systems, and vibration monitoring instruments anywhere in the world or (ii) solicit, induce, encourage or attempt to persuade any employee of Xmark to terminate his or her employment relationship with Xmark, or offer to hire any Xmark employee. Our VeriMed business is not deemed to compete with Xmark’s business. However, the non-compete provisions will restrict our ability to engage in any business that competes with Xmark’s business until July 2012.

Industry and Business Risks Related to Our HealthID Business

We may never achieve market acceptance or significant sales of our healthcare products or systems.

Through  September 30, 2011, substantially all of our healthcare products were under development and had generated only nominal revenue. We may never achieve market acceptance or more than nominal or modest sales of these products and systems.

We are currently focused on the development of the glucose sensing microchip and the development of other sensor applications, and our iglucose and Easy Check systems  and are considering and will review other strategic opportunities. However, there can be no assurance that we will be able to successfully develop or implement such options or strategic alternatives.

Implantation of our implantable microchip may be found to cause risks to a person’s health, which could adversely affect sales of our systems that incorporate the implantable microchip.

The implantation of our implantable microchip may be found, or be perceived, to cause risks to a person’s health. Potential or perceived risks include adverse tissue reactions, migration of the microchip and infection from implantation. There have been articles published asserting, despite numerous studies to the contrary, that the implanted microchip causes malignant tumor formation in laboratory animals. If more people are implanted with our implantable microchip, it is possible that these and other risks to health will manifest themselves. Actual or perceived risks to a person’s health associated with the microchip implantation process could constrain our sales of the VeriMed system or result in costly and expensive litigation. Further, the potential resultant negative publicity could damage our business reputation, leading to loss in sales of our other systems targeted at the healthcare market which would harm our business and negatively affect our prospects.

If we are required to effect a recall of our implantable microchip, our reputation could be materially and adversely affected and the cost of any such recall could be substantial, which could adversely affect our results of operations and financial condition.

From time to time, implanted devices have become subject to recall due to safety, efficacy, product failures or other concerns. To date, we have not had to recall any of our implantable microchips. However, if, in the future, it is required to affect such a recall, the cost of the recall, and the likely related loss of system sales, could be substantial and could materially and adversely affect our results of operations and financial condition. In addition, any such recall could materially adversely affect our reputation and our ability to sell our systems that make use of the implantable microchip which would harm our business and negatively affect our prospects.

Interruptions in access to, or the hacking into, our Health Link PHR or our VeriMed patient information database may damage our reputation and expose us to litigation or government penalties.

Reliable access to the Health Link PHR or the VeriMed patient information database is a key component of the functionality of those systems. Our ability to provide uninterrupted access to the database, whether operated by it or one or more third parties with whom we contract, will depend on the efficient and uninterrupted operation of the server and network systems involved. Although certain elements of technological, power, communications, personnel and site redundancy are maintained, the databases may not be fully redundant. Further, the database may not function properly if certain necessary third-party systems fail, or if some other unforeseen act or natural disaster should occur. In the past, we have experienced short periods during which the database was inaccessible as a result of development work, system maintenance and power outages. Any disruption of the database services, computer systems or communications networks, or those of third parties that we rely on, could result in the inability of users to access the database for an indeterminate period of time. This, in turn, could cause us to lose the confidence of the healthcare community and persons who have undergone the microchip implant procedure, resulting in a loss of revenue and possible litigation.

In addition, if the firewall software protecting the information contained in our database fails or someone is successful in hacking into the database, we could face damage to our business reputation and litigation. To the extent that inadequate firewalls or hacking results in a compromise of security of protected health information that we may hold as a “business associate” under the Health Insurance Portability and Accountability Act, or HIPAA, we could be subject to government fines and penalties.

Regulation of products and services that collect personally-identifiable information or otherwise monitor an individual’s activities may make the provision of our services more difficult or expensive and could jeopardize our growth prospects.

Certain technologies that we currently, or may in the future, support are capable of collecting personally-identifiable information. A growing body of laws designed to protect the privacy of personally- identifiable information, as well as to protect against our misuse, and the judicial interpretations of such laws, may adversely affect the growth of our business. In the U.S., these laws include HIPAA, the Health Information Technology for Economic and Clinical Health Act, the Federal Trade Commission Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, and the Gramm-Leach-Bliley Act, as well as various state laws and related regulations. Although we are not a covered entity under HIPAA, we have entered into agreements with certain covered entities in which we are considered to be a “business associate” under HIPAA. As a business associate, we are required to implement policies, procedures and reasonable and appropriate security measures to protect individually identifiable health information it receives from covered entities. Our failure to protect health information received from customers could subject us to liability, government penalties, and adverse publicity, and could harm our business and impair our ability to attract new customers.

 In addition, certain governmental agencies, like the U.S. Department of Health and Human Services and the Federal Trade Commission, have the authority to protect against the misuse of consumer information by targeting companies that collect, disseminate or maintain personal information in an unfair or deceptive manner. We are also subject to the laws of those foreign jurisdictions in which we operate, some of which currently have more protective privacy laws. If we fail to comply with applicable regulations in this area, our business and prospects could be harmed.

Certain regulatory approvals generally must be obtained from the governments of the countries in which our foreign distributors sell our systems. However, any such approval may be subject to significant delays or may not be obtained. Any actions by regulatory agencies could materially and adversely affect our growth plans and the success of our business.

If we fail to comply with anti-kickback and false claims laws, we could be subject to costly and time-consuming litigation and possible fines or other penalties.

We are, or may become subject to, various federal and state laws designed to address healthcare fraud and abuse, including anti-kickback laws and false claims laws. The federal anti-kickback statute prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for referring items or services payable by Medicare, Medicaid or any other federally-funded healthcare program. This statute also prohibits remuneration in return for purchasing, leasing or ordering or arranging, or recommending the purchasing, leasing or ordering, of items or services payable by Medicare, Medicaid or any other federally-funded healthcare program. The anti-kickback laws of various states apply more broadly to prohibit remuneration in return for referrals of business payable by payers other than federal healthcare programs.

False claims laws prohibit anyone from knowingly presenting, or causing to be presented, for payment to third-party payers, including Medicare and Medicaid, which currently do not provide reimbursement for our microchip implant procedure, claims for reimbursed drugs or services that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. Our activities relating to the reporting of wholesale or estimated retail prices of our VeriMed system, the reporting of Medicaid rebate information, and other information affecting federal, state and third-party payment for the VeriMed system, if such payment becomes available, will be subject to scrutiny under these laws.

The anti-kickback statute and other fraud and abuse laws are very broad in scope, and many of their provisions have not been uniformly or definitively interpreted by existing case law or regulations. Violations of the anti-kickback statute and other fraud and abuse laws may be punishable by criminal and/or civil sanctions, including fines and civil monetary penalties, as well as the possibility of exclusion from federal healthcare programs, including Medicare and Medicaid, which currently do not provide reimbursement for our microchip implant procedure. We have not been challenged by a governmental authority under any of these laws and believe that our operations are in compliance with such laws. However, because of the far-reaching nature of these laws, we may be required to alter one or more of our practices to be in compliance with these laws. Healthcare fraud and abuse regulations are complex and even minor, inadvertent irregularities in submissions can potentially give rise to claims that the statute has been violated. If we are found to have violated these laws, or are charged with violating them, our business, financial condition and results of operations could suffer, and our management team could be required to dedicate significant time and resources addressing the actual or alleged violations.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that are incorporated by reference into this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different than the results, performance or achievements expressed or implied by the forward-looking statements.

Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements can generally be identified by forward-looking words and phrases such as “anticipate,” “believe,” “could,” “potential,” “continues,” “estimate,” “seek,” “predict,” “designed,” “expect,” “intend,” “plan,” “may,” “should,” “will,” “would,” “project,” and other similar expressions that denote expectations of future or conditional events rather than statement of fact. Forward-looking statements also may relate to strategies, plans and objectives for, and potential results of, future operations, financial results, financial condition, business prospects, growth strategy and liquidity, and are based upon management’s current plans and beliefs or current estimates of future results or trends. Specifically, this prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements regarding:

•
that we expect to obtain clearance by the U.S. Food and Drug Administration of our 510(k) pre-market notification application for our iglucose wireless communication system by the end of 2011 and expect to launch the iglucose product commercially in early 2012;

•
that we expect that operating losses will continue through 2012, and that until we are able to achieve profits, we intend to continue to seek to access the capital markets to fund the development of our HealthID products;

•
that we seek to structure our research and development on a project basis to allow management of costs and results on a discreet short term project basis, the expectation that doing so may result in quarterly expenses that rise and fall depending on the underlying project status, and the expectation that this method of managing projects may allow us to minimize our firm fixed commitments at any given point in time;

•
that based on our review of the correspondence and evaluation of the supporting detail involving the Canada Revenue Agency audit, we do not believe that the ultimate resolution of this dispute will have a material negative impact on our historical tax liabilities, our current financial position or results of operations;

•	that we intend to continue to explore strategic acquisition opportunities of businesses that are complementary to ours;

•
that we believe that with our current working capital, our expected access to capital under the Ironridge financing agreement, and, if necessary, delaying and/or reducing certain research, development and related activities and costs, that we will have sufficient funds available to meet our working capital requirements through at least June 30, 2012;

•
that the interface between a radio frequency, or RF, powered resonant electromechanical drive and the fluids in the interstitial space of a patient for continuous detection of glucose levels in a patient represents the next evolution in the development of an implantable glucose sensor that relies on passive RF technology to continuously monitor in vivo glucose levels over an extended period of time;

•	that we intend to continue to explore strategic transactions with third parties in the healthcare, identification, animal health, and other sectors;

•	that our ability to improve diabetics’ lives while helping them manage their healthy glucose levels could thereby decrease the risk of diabetes-related complications and reduce medical costs;

•	that the successful development and commercialization of our glucose-sensing microchip could negate the need for diabetics to draw blood samples multiple times each day;

•
that our Phase II development program will optimize candidate glucose-sensing systems for sensitivity and selectivity incorporating model matrices into the screen and workflow process and that Phase II will optimize the binding environment and competitor agent synthesis, test cut-off membrane technology and demonstrate a bench-scale fluorescence system prototype;

•
that if any of our manufacturers or suppliers were to cease supplying us with system components, we would be able to procure alternative sources without material disruption to our business, and that we plan to continue to outsource any manufacturing requirements of our current and under development products;

•	that patients implanted with our glucose-sensing microchip, if successfully developed, could get a rapid reading of their blood sugar with a simple wave of a handheld scanner;

•	the ability of iglucose to provide next generation, real time data to improve diabetes management and help ensure patient compliance, data accuracy and insurance reimbursement;

•
the iglucose wireless communication device being the first to address the Medicare requirement for durable medical equipment manufacturers and pharmacies to maintain glucose level logs and records for the millions of high-frequency diabetes patients;

•
that the use of a heavy molecule to generate a chemical reaction that can be reliably measured may prove the close correlation between acetone concentration found in a patient’s exhaled breath and glucose found in his or her blood and the possible elimination of a patient’s need to prick his or her finger multiple times per day to get a blood sugar reading; and

•	that we expect commercial sale of our new 8 millimeter microchips in 2012.

These forward-looking statements are based upon information currently available to us and are subject to a number of risks, uncertainties, and other factors that could cause our actual results, performance, prospects, or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Important factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements include:

•	our ability to successfully consider, review, and if appropriate, implement other strategic opportunities;

•	our expectation that we will incur losses, on a consolidated basis, for the foreseeable future;

•
our ability to fund our operations and continued development of our products, including the GlucoChip glucose-sensing microchip, the Easy Check breath glucose detection system and the iglucose wireless communication system, and the operations of our subsidiary, MicroFluidic Systems;

•	our ability to obtain and maximize the amount of capital that we will have available to pursue business opportunities in the healthcare sector;

•
our ability to successfully develop and commercialize the Easy Check breath glucose detection system and the iglucose wireless communication device and the glucose-sensing microchip, and the market acceptance of these devices;

•
our ability to obtain patents on our products, including the Easy Check breath glucose detection system and the iglucose wireless communication device, the validity, scope and enforceability of our patents, and the protection afforded by our patents;

•	the potential for costly product liability claims and claims that our products infringe the intellectual property rights of others;

•	our ability to comply with current and future regulations relating to our businesses;

•	the potential for patent infringement claims to be brought against us asserting that we are violating another party’s intellectual property rights;

•	our ability to complete Phase II of the glucose-sensing microchip development program;

•	our ability to be awarded government contracts on which MicroFluidic Systems bids;

•	our ability to integrate the business of MicroFluidic Systems; and

•	our ability to establish and maintain proper and effective internal accounting and financial controls.

Except as required by applicable law, we undertake no obligation to publicly revise any forward-looking statements, whether as a result of new information, future events or for any other reason. However, you should carefully review the risk factors set forth in other reports or documents we file from time to time with the SEC.

USE OF PROCEEDS

This prospectus relates to our common stock to be offered for sale for the account of the selling security holders named under the caption “Selling Security Holders” in this prospectus and any amendment to this prospectus. We will not receive any of the proceeds from the sale of shares of our common stock by the selling security holders.

SELLING SECURITY HOLDERS

M. Allen Northrup is a selling security holder with respect to up to 969,655 shares of our common stock that were issued to him as as a stockholder of MicroFluidic in connection with our acquisition of MicroFluidic, or the Acquisition.

Farzad Pourahmadi is a selling security holder with respect to up to 969,655 shares of our common stock that were issued to him as a stockholder of MicroFluidic in connection with the Acquisition.

Archangel Bioventures, LLC, a Nevada limited liability company, is a selling security holder with respect to up to 301,725 shares of our common stock that were issued to it as a stockholder of MicroFluidic in connection with the Acquisition.

Robert Yuan is a selling security holder with respect to up to 31,950 shares of our common stock that were issued to him as a stockholder of MicroFluidic in connection with the Acquisition.

Philip Belgrader is a selling security holder with respect to up to 25,425 shares of our common stock that were issued to him as a stockholder of MicroFluidic in connection with the Acquisition.

Focus Securities,  LLC is a selling security holder with respect to 309,886 shares of our common stock that were issued to it as consideration for providing brokerage services in connection with the Acquisition.

George Shea is a selling security holder with respect to 316,200 shares of our common stock that were issued to him as consideration for providing brokerage services in connection with the Acquisition.

Eric Oganesoff is a selling security holder with respect to 316,200 shares of our common stock that were issued to him as consideration for providing brokerage services in connection with the Acquisition.

Catharine Elliott is a selling security holder with respect to 29,143 shares of our common stock that were issued to her as consideration for providing brokerage services in connection with the Acquisition.

Lyle Probst is a selling security holder with respect to up to 19,147 shares of our common stock that were acquired by him as a gift.

Edina Blazevic is a selling security holder with respect to up to 19,148 shares of our common stock that were acquired by her as a gift.

Brian Nakao is a selling security holder with respect to up to 19,148 shares of our common stock that were acquired by him as a gift.

Max Sanchez is a selling security holder with respect to up to 19,147 shares of our common stock that were acquired by him as a gift.

Barry M. Edelstein is a selling security holder with respect to up to 25,000 shares of our common stock. He has served as a member of our Board of Directors since January 2008.

Receptors is a selling security holder with respect to up to 250,000 shares of our common stock that were issued to it as consideration for services under the terms of an amended and restated development/master agreement and in connection with the execution of an amended and restated license agreement, each between us and Receptors.

Easy Check Medical Diagnostics, LLC is a selling security holder with respect to up to 200,000 shares of our common stock that were issued to it for product royalties for successful patent grants and product or license revenues.

The table below lists the following information with respect to each of the selling security holders: (i) the selling security holder’s name; (ii) the number of outstanding shares of common stock beneficially owned by the selling security holder prior to this offering; (iii) the number of shares of common stock offered by the selling security holder in this offering; (iv) the number of shares of common stock to be beneficially owned by the selling security holder after the completion of this offering, assuming the sale of all of the shares of common stock offered by the selling security holder; and (v) the percentage of outstanding shares of common stock to be beneficially owned by the selling security holder after the completion of this offering, assuming the sale of all of the shares of common stock offered by the selling security holder.

Information presented in the table below is from the selling security holders, the reports furnished to us under rules of the SEC, and our stock ownership records.

The aggregate number of shares of our common stock in this offering constitutes approximately 8% of the outstanding shares of our common stock, based on 47,688,494 shares of common stock outstanding as of  September 30, 2011.

The selling security holders may, from time to time, sell all, some or none of their shares in this offering. See “Plan of Distribution” below. No estimate can be given as to the number of shares that will be held by the selling security holders after completion of this offering, because the selling security holders may offer some or all of the shares, and, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares. The selling security holders are not broker-dealers or affiliates of a broker-dealer.

	Shares Beneficially Owned Prior to the	Number of Shares Offered	Shares Beneficially Owned After the Offering
Selling Security Holder	Offering	Hereby	Number	%

M. Allen Northrup	969,655	969,655	—	*
Farzad Pourahmadi	969,655	969,655	—	*
Archangel Bioventures, LLC (1)	301,725	301,725	—	*
Robert Yuan	31,950	31,950	—	*
Philip Belgrader	25,425	25,425	—	*
Focus Securities, LLC (2)	309,886	309,886	—	*
George Shea	316,200	316,200	—	*
Eric Oganesoff	316,200	316,200	—	*
Catharine Elliott	29,143	29,143	—	*
Lyle Probst	19,147	19,147	—	*
Edina Blazevic	19,148	19,148	—	*
Brian Nakao	19,148	19,148	—	*
Max Sanchez	19,147	19,147	—	*
Barry M. Edelstein (3)	445,000	25,000	420,000	*
Receptors, LLC (4)	475,000	250,000	225,000	*
Easy Check Medical Diagnostics, LLC (5)	327,000	200,000	127,000	*

* Less than 1%

(1)	Nathan Hamilton is the natural person who has voting and investment power over the shares.
(2)	Eric Oganesoff is the natural person who has voting and investment power over the shares.
((3)
Includes 370,000 shares of our common stock and 75,000 shares of our common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of  September 30, 2011. Mr. Edelstein lacks dispositive power over 105,000 shares, which are restricted until December 31, 2011 (5,000 shares) and January 1, 2012 (100,000 shares).

(4)	Robert E. Carlson is the natural person who has voting and investment power over the shares.
(5)	Benjamin Atkin is the natural person who has voting and investment power over the shares.

To our knowledge, the preceding table represents the holdings by the selling security holders. Information concerning the selling security holders may change from time to time, which changed information will be set forth in supplements to this prospectus if and when necessary. Because the selling security holders may offer all or some of the common stock that they hold, we can only give an estimate as to the amount of common stock that will be held by the selling security holders upon the termination of this offering. See “Plan of Distribution.”

PLAN OF DISTRIBUTION

The selling security holders or any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date of this prospectus;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•
loans or pledges of shares of our common stock to a broker-dealer or affiliate of a broker-dealer or other third party who may then become a selling stockholder and sell the loaned shares or, in an event of default in the case of a pledge, become a selling stockholder and sell the pledged shares, under this prospectus;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares that qualify for sale pursuant to Rule 144 under the Securities Act, rather than under this prospectus. In effecting sales, broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Broker-dealers may agree to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for us or a selling security holder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter markets or otherwise at prices and on terms then prevailing at the time of sale, at prices other than related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above.

The selling security holders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus pursuant to Rule 424(b)(3) or other applicable provision of the Securities Act amending the selling security holders’ list to include the pledgee, transferee or other successors in interest as selling security holder under this prospectus.

The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees, donees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incurred by us incident to the registration of the shares. We will receive no portion of the proceeds from the sale of the shares and will bear all of the costs relating to the registration of this offering (other than any fees and expenses of counsel for the selling security holders). Any commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the shares will be borne by the selling security holders. We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

We have agreed to use commercially reasonable efforts to register or qualify the shares being registered hereunder for the selling security holders under the securities or “blue sky” law of such jurisdictions within the United States as they request.

We have agreed to indemnify the selling security holders against certain liabilities, including certain liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with certain of the selling security holders to keep the registration statement of which this prospectus constitutes a part effective until such time as all of the shares covered by this prospectus for such security holder have been disposed of pursuant to and in accordance with the registration statement or until such earlier time that we reasonably determine, based on the advice of counsel, that such selling security holder, acting independently of all other selling security holders, will be eligible to sell under Rule 144 of the Securities Act all shares covered by this prospectus then owned by such selling security holder immediately following the termination of the effectiveness of the registration statement of which this prospectus forms a part.

Our shares of common stock are quoted on the OTC Bulletin Board under the symbol “PSID.”

UNDER THE SECURITIES LAWS OF SOME STATES, THE SHARES OF COMMON STOCK MAY BE SOLD IN SUCH STATES ONLY THROUGH REGISTERED OR LICENSED BROKERS OR DEALERS. IN ADDITION, IN SOME STATES, THE SHARES OF COMMON STOCK MAY NOT BE SOLD UNLESS SUCH SHARES HAVE BEEN REGISTERED OR QUALIFIED FOR SALE IN SUCH STATE OR AN EXEMPTION FROM REGISTRATION OR QUALIFICATION IS AVAILABLE AND IS COMPLIED WITH.

LEGAL MATTERS

The validity of the securities offered hereby will be passed on for us by Holland & Knight LLP, 515 East Las Olas Boulevard, Suite 1200, Fort Lauderdale, Florida 33301.

EXPERTS

The consolidated financial statements incorporated by reference in this prospectus from our Annual Report on Form 10-K filed with the SEC on March 25, 2011 and of the financial statements of MicroFluidic Systems incorporated by reference in this prospectus from our Current Report on Form 8-K/A filed with the SEC on August 8, 2011 have been audited by EisnerAmper LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We have filed a registration statement, of which this prospectus is a part, with the SEC under the Securities Act with respect to our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, parts of which are omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. For further information pertaining to us and our common stock, we refer you to our registration statement and the exhibits thereto, copies of which may be inspected without charge at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Information concerning the operation of the SEC’s Public Reference Room is available by calling the SEC at 1-800-SEC-0330. Copies of all or any part of the registration statement may be obtained at prescribed rates from the SEC. The SEC also makes our filings available to the public on its Internet site (http://www.sec.gov). Quotations relating to our common stock appear on the OTC Bulletin Board, and such reports, proxy statements and other information concerning us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Such periodic reports, proxy and information statements and other information are available for inspection and copying at the public reference facilities and Internet site of the SEC referred to above.

Website Access to Information and Disclosure of Web Access to Company Reports

Our website address is: http://www.positiveidcorp.com. We make available free of charge through our website our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, Forms 3, 4 and 5 and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with the SEC.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus incorporates by reference the documents listed below, shall be deemed to incorporate by reference all filings filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement, and incorporates by reference any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in the documents or filings that is deemed to have been furnished and not filed), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold; provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K:

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 25, 2011;

(b)
Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 13, 2011, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed with the SEC on August 15, 2011, and our Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2011 filed with the SEC on September 9, 2011;

(c)
Our Current Reports on Form 8-K as filed with the SEC on January 26, 2011, February 4, 2011, March 1, 2011, March 14, 2011, March 18, 2011, April 1, 2011, May 12, 2011, May 25, 2011, June 3, 2011, July 25, 2011, and July 28, 2011, August 29, 2011, September 2, 2011, September 16, 2011, and September 30, 2011 and Current Reports on Form 8-K/A filed with the SEC on July 29, 2011 and August 8, 2011; and

(d)
The description of our common stock contained in the registration statement on Form 8-A/A, filed with the SEC pursuant to the Exchange Act on February 6, 2007, including any amendments or reports filed for the purposes of updating the description of our common stock.

Any statement contained in a document we incorporate by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

Documents incorporated by reference are available from the SEC as described above or from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

POSITIVEID CORPORATION
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
(561) 805-8008
Attention: Investor Relations

You can also find the above-referenced filings on our website at www.positiveidcorp.com. Except as provided above, no other information, including information on our internet site, is incorporated by reference in this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the expenses (other than underwriting discounts and commissions), which, other than the SEC registration fee, are estimates, payable by us in connection with the sale and distribution of the securities registered hereby**:

SEC Registration Fee	$122
Transfer Agent’s, Trustee’s and Depository’s Fees and Expenses	1,000	*
Accounting Fees and Expenses	5,000	*
Legal Fees and Expenses	10,000	*
Printing Fees and Expenses	2,000	*
Miscellaneous Expenses	—

Total	$18,122	*

*	Estimated

**	The selling security holders will pay any sales commissions or underwriting discount and fees incurred in connection with the sale of shares registered hereunder.

Item 15. Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, or the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 also provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Notwithstanding the instances outlined above where a corporation may indemnify its current and former directors and officers, a corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such. Correspondingly, we have purchased and maintain insurance on behalf of our directors and officers against any liability asserted against such directors and officers in their capacities as such.

Our certificate of incorporation and by-laws provide that we shall indemnify, to the full extent permitted by law, any of our current or former directors or officers and that we may indemnify, to the full extent permitted by law, any of our current or former employees or agents against all expense, liability and loss incurred as a result of such service, or as a result of any other service on our behalf, or service at our request as a director, officer, employee member or agent of another corporation, partnership, joint venture, trust or other enterprise.

Item 16. Exhibits.

See Exhibit Index.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; Provided, however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delray Beach, State of Florida, on  October 7, 2011.

POSITIVEID CORPORATION

By:	/s/ William J. Caragol
William J. Caragol
Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William J. Caragol	Chief Executive Officer (Principal Executive Officer)	October 7, 2011
(William J. Caragol)
Senior Vice President and Chief Financial Officer
/s/ Bryan D. Happ	(Principal Financial Officer and Principal Accounting Officer)	October 7, 2011
(Bryan D. Happ)

/s/ Scott R. Silverman *	Chairman of the Board of Directors	October 7, 2011
(Scott R. Silverman)

/s/ Jeffrey S. Cobb*	Director	October 7, 2011
(Jeffrey S. Cobb)

/s/ Barry M. Edelstein *	Director	October 7, 2011
(Barry M. Edelstein)

/s/ Michael E. Krawitz *	Director	October 7, 2011
(Michael E. Krawitz)

/s/ Ned L. Siegel *	Director	October 7, 2011
(Ned L. Siegel)

By:	* /s/ William J. Caragol
William J. Caragol
Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description

2.1
Stock Purchase Agreement, dated May 9, 2011 among PositiveID Corporation, MicroFluidic Systems and the individuals named therein (incorporated by reference to the Form 8-K previously filed by PositiveID Corporation on May 12, 2011)

2.2
First Amendment to Stock Purchase Agreement, dated May 23, 2011, among PositiveID Corporation, MicroFluidic Systems and the individuals named therein (incorporated by reference to the Form 8-K previously filed by PositiveID Corporation on May 25, 2011)

3.1
Second Amended and Restated Certificate of Incorporation of PositiveID Corporation filed with the Secretary of State of Delaware on December 18, 2006, as amended on November 10, 2009 (incorporated by reference to the Form 10-Q previously filed by PositiveID Corporation on August 15, 2011)

3.2
Amended and Restated By-laws of PositiveID Corporation adopted as of December 12, 2005, as amended on March 16, 2010 (incorporated by reference to the Form 10-K previously filed by PositiveID Corporation on March 19, 2010)

4.1	Form of Specimen Common Stock Certificate (incorporated by reference to the Form 10-K previously filed by PositiveID Corporation on March 19, 2010)

5.1	Opinion of Holland & Knight LLP*

23.1	Consent of EisnerAmper LLP*

23.3	Consent of Holland & Knight LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

*	Filed herewith.